RULE 424(c)
                                                   Reg. No. 333-12545

PROSPECTUS SUPPLEMENT DATED MARCH 6, 1998 TO PROSPECTUS DATED AUGUST 22, 1997

                        NINE WEST GROUP INC.
                            $185,680,000

           5-1/2% Convertible Subordinated Notes Due 2003

     The following holder of the 5-1/2% Convertible Subordinated Notes Due 2003 (the "Notes") of Nine West Group Inc. (the "Company") has recently notified the Company that it beneficially owns the principal amount of the Notes shown below, which Notes may be converted into the number of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), shown below and that such holder may from time to time offer and sell such Notes and/or Common Stock pursuant to the Company's Registration Statement No. 333-12545, as amended, and the Prospectus dated August 22, 1997 included therein:


                                                 Aggregate Principal Amount    Number of Shares of
                                                         of Notes Owned and      Common Stock That
Name of Selling Holder                                     That May Be Sold            May Be Sold
----------------------                                     ----------------            -----------
Natwest Securities Limited(1)                                    $3,000,000                 49,374
-------------------------

(1) The Company was not previously aware that this holder beneficially owns the Notes.

   The holder identified above may have sold, transferred or otherwise disposed of all or a portion of its Notes since the date on which it provided information regarding its Notes, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.